Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Ascendis Pharma A/S
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, DKK 1 nominal value per share (2)	Rule 457(r)	2,300,000 (3)	$150.00	$345,000,000	$0.00014760	$50,922
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$345,000,000		$50,922
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$50,922

(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant initially deferred payment of all of the registration fees for the Registration Statement on Form
F-3ASR
(Registration
No. 333-282196),
filed on September 18, 2024.

(2)
The ordinary shares registered hereby are represented by American Depositary Shares (“ADSs”), each of which represents one ordinary share. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form
F-6
(Registration
No. 333-201695).

(3)
Equals the aggregate number of ordinary shares represented by ADSs to be registered hereunder and includes 300,000 ordinary shares that may be offered and sold pursuant to the exercise in full of the underwriters’ option to purchase additional ordinary shares.